Exhibit 23.01
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Symantec Corporation
We consent to the incorporation by reference in this registration statement on Form S-8 of Symantec Corporation of our report dated May 23, 2007, except as to notes 4, 15 and 17, which are as of December 14, 2007, with respect to the consolidated balance sheets of Symantec Corporation and subsidiaries as of March 31, 2007 and 2006 and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended March 31, 2007, and the related financial statement schedule, which report appears in the current report on Form 8-K dated December 17, 2007.
Our report on the consolidated financial statements refers to Symantec Corporation’s adoption of Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and Securities and Exchange Commission Staff Accounting Bulletin No. 108, Considering the Effects of Prior Year Misstatement in the Current Year Financial Statements.
We also consent to the incorporation by reference in this registration statement on Form S-8 of our report dated May 23, 2007, with respect to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2007, which report appears in the annual report on Form 10-K dated May 24, 2007.
/s/ KPMG LLP
Mountain View, California
December 14, 2007